UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant      ☑
Filed by a Party other than the Registrant      ☐
Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission
☑	Definitive Proxy Statement		Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Bank of Granite Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting of Stockholders — April 27, 2009
SOLICITATION, VOTING AND REVOCABILITY OF PROXY
PRINCIPAL HOLDERS OF VOTING SECURITIES
CORPORATE GOVERNANCE
DIRECTOR NOMINEES
STOCKHOLDER COMMUNICATIONS WITH BOARD OF DIRECTORS
ETHICS POLICY
INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
AUDIT COMMITTEE REPORT
ELECTION OF DIRECTORS
DIRECTORS/NOMINEES AND NONDIRECTOR EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
OPTION AWARDS
PENSION BENEFITS
DIRECTOR COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
TRANSACTIONS WITH OFFICERS AND DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RATIFICATION OF SELECTION OF ACCOUNTANTS
PROPOSALS FOR 2010 ANNUAL MEETING OF STOCKHOLDERS
OTHER BUSINESS

Bank of Granite
           CORPORATION
23 NORTH MAIN STREET
GRANITE FALLS, NORTH CAROLINA 28630
(828) 496-2000
Notice of Annual Meeting of Stockholders — April 27, 2009
TO OUR STOCKHOLDERS:
The Annual Meeting of Stockholders of Bank of Granite Corporation will be held on Monday, April 27, 2009 at 10:30 a.m. local time. The meeting will be held at the Crowne Plaza (formerly Holiday Inn — Select), 1385 Lenoir Rhyne Boulevard, S.E. (at Interstate 40, Exit #125), Hickory, North Carolina for the following purposes:
1.	To elect eight directors to hold office until the next annual stockholders meeting or until their respective successors are elected and qualified;

2.	To ratify the selection of Dixon Hughes PLLC as our independent accountants for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.
Information about these matters is included in the Proxy Statement accompanying this notice. Only stockholders of record at the close of business on March 2, 2009 are entitled to receive notice of, and to vote at, this meeting.
Bank of Granite Corporation’s 2009 Annual Stockholders Meeting Proxy Ballot, Proxy Statement and 2008 Annual Report on Form 10-K are enclosed with this Notice. These documents are also available at www.cfpproxy.com/3843.
YOUR VOTE AND PROMPT RESPONSE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. YOUR PROMPT RESPONSE WILL SAVE YOUR COMPANY THE EXPENSES AND EXTRA WORK OF ADDITIONAL SOLICITATION.

By order of the Board of Directors
Bank of Granite Corporation

/s/ R. Scott Anderson
Granite Falls, North Carolina	R. Scott Anderson
March 31, 2009	Chief Executive Officer
Important Notice Regarding The Availability Of Proxy Materials For The
Shareholder Meeting To Be Held On April 27, 2009:
The Proxy Statement and 2008 Annual Report on Form 10-K are also available at www.cfpproxy.com/3843.

Directions to
Bank of Granite Corporation’s
Annual Meeting
Directions to the Crowne Plaza in Hickory:
1.	Take Exit 125 from Interstate 40.

2.	If exiting from eastbound Interstate 40, turn right onto Lenoir Rhyne Boulevard.

If exiting from westbound Interstate 40, turn left onto Lenoir Rhyne Boulevard.

3.	The Crowne Plaza will be 1 block on the left.
If needed, telephone numbers are:
     Bank of Granite in Hickory — 828 345-6800
     Crowne Plaza in Hickory — 828 323-1000

Bank of Granite
           CORPORATION

PROXY STATEMENT

SOLICITATION, VOTING AND REVOCABILITY OF PROXY
General
The accompanying Proxy is solicited by the Board of Directors of Bank of Granite Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held on April 27, 2009, and any adjournment thereof. The time and place of the meeting is set forth in the accompanying Notice of Meeting. The approximate date on which this Proxy Statement and the accompanying Proxy are first being mailed or given to stockholders of the Company is April 6, 2009.
Copies of the Company’s Annual Report on Form 10-K for 2008 are provided with this Proxy Statement and have been sent to each stockholder with this Proxy Statement. These documents are also available at www.cfpproxy.com/3843.
Solicitation
All expenses of preparing, printing, and mailing the Proxy and the cost of all material used in the solicitation thereof will be borne by the Company. In addition to the mailings, proxies may be solicited in person or by telephone by directors, officers, and other employees of the Company, none of whom will receive additional compensation for their services.
Revocability of Proxy
The accompanying Proxy is revocable at any time prior to its exercise by filing a written request with Kirby A. Tyndall, Secretary, Bank of Granite Corporation, P.O. Box 128, Granite Falls, North Carolina, 28630, by voting in person at the Annual Meeting, by presenting a duly executed proxy bearing a later date or by following instructions provided by a broker through which you hold your shares.
Voting Securities and Vote Required for Approval
Only the holders of record of common stock of the Company at the close of business on March 2, 2009 are entitled to receive notice of the Annual Meeting of Stockholders and to vote on such matters to come before the Annual Meeting or any adjournment thereof. At the close of business on March 2, 2009, the record date, the Company had 15,454,000 shares of common stock outstanding, par value $1.00 per share, which is the only class of stock outstanding.
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting and any adjournment thereof.
Shares represented by proxies marked “Abstain” or “Withheld” and “broker non-votes” will be counted in determining whether a quorum is present, but will not be counted as having voted for or against the proposal in question. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all proposals because the broker does not have discretionary voting authority on some types of proposals and has not received instructions from its client as how to vote on such proposals.
Cumulative voting is not permitted, and stockholders do not have dissenters’ rights with respect to any of the matters to be considered.

Stockholders may designate a person or person other than those named in the enclosed Proxy to vote their shares at the Annual Meeting or any adjournment thereof. In each case where a stockholder has appropriately specified how the Proxy is to be voted, the Proxy will be voted in accordance with his or her specifications. Executed but unmarked Proxies that are returned to the Company will be voted (1) in favor of the slate of directors set forth in Proposal 1 (Election of Directors), and (2) in favor of Proposal 2 (Ratification of Dixon Hughes PLLC as the Company’s independent accountants). As to any other matter or business that may be brought before the Annual Meeting, or any adjournment thereof, a vote will be cast pursuant to the accompanying Proxy as recommended by the Board of Directors or, if no recommendation is given, in accordance with the judgment of the person or persons voting the same. The Company’s management and Board of Directors do not know of any other matter or business to be brought before the stockholders at the Annual Meeting.
Director nominees will be elected by a plurality of the votes cast. Plurality approval means that the eight (8) director nominees with the most votes will be elected. Proposal 2 (Ratification of Selection of Accountants) requires approval by a majority of the votes cast at the meeting.
The Board of Directors unanimously recommends a vote in favor of Proposals 1 and 2.
PRINCIPAL HOLDERS OF VOTING SECURITIES
As of March 2, 2009, our records and other information available from outside sources indicated that the following stockholder was a beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s common stock. The information below is as reported in the stockholder’s filings with the Securities and Exchange Commission. To our knowledge, no other individual stockholder or group (as such term is used in the Securities Exchange Act of 1934) of stockholders beneficially owned more than five percent (5%) of the Company’s outstanding common stock on the record date.

	Amount and Nature of Beneficial Ownership
	Common Stock
Name and Address	Shares	Percent of Class
John A. Forlines, Jr. (1)	853,665	5.52%
36 Pinewood Road Granite Falls, North Carolina 28630

Notes:
(1) Mr. Forlines reports sole voting and investment power with regard to 833,574 shares of common stock. In addition, Mr. Forlines reports investment power with regard to 20,091 shares of common stock held in Bank of Granite’s “tax-qualified” retirement plans for the benefit of Mr. Forlines. This information is based on the Schedule 13G/A dated February 3, 2009 filed with the Securities and Exchange Commission by John A. Forlines, Jr. and reporting beneficial ownership as of December 31, 2008.

On the record date, the Company’s common stock was owned by approximately 6,000 individuals and other entities, holding stock either as holders of record, holders of shares registered in street name or as beneficial owners.
CORPORATE GOVERNANCE
The Company and its Board of Directors remains committed to ethical business practices, transparency in financial reporting and effective corporate governance. We periodically compare our corporate governance practices with those of other companies, both in and out of our industry, as well as the requirements of the Sarbanes-Oxley Act of 2002 and The NASDAQ Global Select MarketSM in an effort to determine appropriate changes that serve to strengthen our corporate governance practices. Among the practices we believe add strength to our governance are the following:

General Practices
o	High ethical standards have long been a priority for our directors, management and employees.

o	Our directors, management and employees have agreed to abide by the Company’s Ethics Policy.

o	A substantial majority of our directors, seven of the eight, meet the NASDAQ criteria for “independent” directors.

o	Our nonemployee directors meet at least twice per year without management.

o	Our nonemployee directors have responsibility for management succession.

o	All loans to directors and their associates from the Company or its subsidiaries are approved by the Board of Directors and are made in compliance with the provisions of Federal Reserve Board Regulation O, specifically these loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with nonaffiliates and do not involve more than the normal risk of collectibility or present other unfavorable features. None of these loans are classified as non-accrual, restructured, or potential problem loans.

o	All deposit, investment, fiduciary or other relationships with the Company or any of its subsidiaries by directors or other affiliates are conducted in the ordinary course of business on substantially the same terms and conditions as available to other nonaffiliated customers for comparable transactions of the subsidiary involved.
Audit Committee Practices
o	The Committee operates under a charter approved by the Board of Directors, which charter is reviewed at least annually.

o	At least one Committee member meets the Securities and Exchange Commission criteria for a “financial expert.”

o	The Committee reviews our financial statements with management and the independent auditors.

o	The Committee makes inquiries of management as to the nature and management of significant risks inherent in our business activities.

o	The Committee makes inquiries of management as to the nature of significant judgments made by management in the preparation of our financial statements.

o	The Committee appoints, reviews and assesses the performance of our independent auditors.

o	The Committee approves all audit and non-audit services (including the fees therefor) performed by our independent auditors.

o	The Committee reviews and assesses the performance of our internal auditors.

o	The Committee periodically meets in executive session with the independent auditors or selected members of management.
Nominating and Corporate Governance Committee Practices
o	The Committee operates under a charter approved by the Board of Directors, which charter is reviewed at least annually.

o	The Committee makes recommendations to the Board regarding the size and composition of the Board.

o	The Committee recommends to the Board director nominees to be presented for consideration by the stockholders.

o	The Committee reviews management succession plans with the Board and the Chief Executive Officer.

o	The Committee develops and manages the self-evaluation process for the Board and each of its committees.

o	The Committee develops and recommends to the Board minimum standards and qualifications for director nominees.

o	The Committee reviews and recommends to the Board changes in the frequency, structure and content of Board meetings.

o	The Committee reviews directors fees and other compensation to be paid to directors and advises the Compensation Committee on such matters.

Compensation Committee Practices
o	The Committee operates under a charter approved by the Board of Directors, which charter is reviewed at least annually.

o	The Committee oversees our efforts to attract and retain executive management.

o	The Committee monitors the competitiveness of our compensation arrangements with executive management.

o	The Committee reviews our compensation arrangements with executive management and recommends such arrangements to the Board for approval.

o	The Committee periodically reviews our stock-based compensation plans, recommends revisions to such plans or new plans to the Board and approves grants made under such plans.
DIRECTOR NOMINEES
Our Board of Directors is responsible for nominating members to the Board and for filling vacancies on the Board that may exist between annual meetings of our stockholders. The Board has delegated the initial screening process for director nominees to the Nominating and Corporate Governance Committee, which has established certain general qualifications for Board membership. Although a director nominee is not required to meet each of the qualifications (except to the extent required by our bylaws), the Nominating and Corporate Governance Committee and the Board believe that all nominees should possess the highest personal and professional ethics, integrity and values, as well as practical wisdom, mature judgment and a commitment to representing the long-term interests of our stockholders. In addition, nominees should possess expertise that is useful to us and that complements the background and experience of other Board members. Director nominees should also be willing and able to devote the appropriate amount of time to our business, including regular attendance at director meetings and attendance of our annual stockholder meeting. Nominees should not have any significant conflicts of interest. Pursuant to our bylaws, not less than 3/4 of our directors must be residents of the State of North Carolina at the time of their election to the Board; therefore, the Nominating and Corporate Governance Committee and the Board will take residency of nominees into account in their evaluation. Nominees should also be familiar with our market area. Also in accordance with our bylaws, no individual is eligible for election or re-election to the Board after his or her 72nd birthday; provided that any incumbent director may continue his or her then-current term following his or her 72nd birthday. A director may not serve as attorney for any other financial institution or bank or savings and loan holding company and may not be a member of the board of directors of any other financial institution or bank or savings and loan holding company. The Nominating and Corporate Governance Committee and the Board will apply these criteria when evaluating all director nominees, including current board members being considered for nomination for re-election.
When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. Our Nominating and Corporate Governance Committee normally recommends and nominates individuals to serve as directors. However, stockholders may also nominate candidates for director, provided that such nominations are made in writing and are received at our executive offices by the required deadline. For the 2010 Annual Meeting of Stockholders, the deadline is December 28, 2009 (which is 90 days prior to the expected date of the 2010 Proxy Statement). Any nomination should be sent to the attention of the Company Secretary and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years. The nomination must also include home and business addresses and telephone numbers and include a signed representation by the nominee to timely provide all information requested by us as part of our disclosure in regard to the solicitation of proxies for the election of directors. The name of each such candidate for director must be placed in nomination at the Annual Meeting by a stockholder present in person. The nominee must also be present in person at the meeting. A vote for a person who has not been duly nominated pursuant to these requirements is void.
The Nominating and Corporate Governance Committee’s process for recommending board candidates begins with a preliminary assessment of each candidate based on his or her resume and biographical information. This information is evaluated against the criteria stated above and our needs at the time. After preliminary assessments, the candidates who appear best suited to fill vacancies may be invited to participate in a series of interviews, although incumbent directors will generally not be required to interview again. On the basis of information learned during this process, the Nominating and Corporate Governance Committee will determine which nominees to recommend to the Board. The Committee does not currently use the services of any third-party search firm to assist it in identifying or evaluating candidates.

STOCKHOLDER COMMUNICATIONS WITH BOARD OF DIRECTORS
The Board provides a process for stockholders to send communications to the Board or any of the directors. Stockholders may send written communications to the Board or to any of the directors c/o Kirby Tyndall, Secretary, Bank of Granite Corporation, P.O. Box 128, Granite Falls, North Carolina, 28630. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.
ETHICS POLICY
We have adopted a written Ethics Policy that applies to all directors, officers and employees, including our chief executive officer and chief financial officer. The Ethics Policy is available on our website at www.bankofgranite.com under “Investor Relations — Corporate Governance”. Copies are available, free of charge, upon written request to Kirby Tyndall, Secretary, Bank of Granite Corporation, P.O. Box 128, Granite Falls, North Carolina, 28630.
INFORMATION ABOUT THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD
The Boards of Directors of the Company, our bank subsidiary, Bank of Granite (the “Bank”), and our mortgage bank subsidiary, Granite Mortgage, Inc., are now composed of the same persons. Prior to February 2009, the Board of Directors of Granite Mortgage, Inc. was composed of the Company’s Chief Executive Officer, its Secretary/Treasurer and Granite Mortgage’s Chief Executive Officer.
Our Board of Directors has determined that each of our 2009 director nominees, other than R. Scott Anderson, meets the current independence requirements under the listing standards of The NASDAQ Global Select MarketSM. The Board has also determined that each of the members of our Audit Committee is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934.
The Board based these determinations primarily on a review of the responses of our directors to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors.
During the fiscal year ended December 31, 2008, the Company’s Board of Directors held 15 meetings, the Bank’s Board held 15 meetings and Granite Mortgage’s Board held 2 meetings. All members of the Company’s Board attended 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees of the Board of which they are members. It is our policy that all of our directors attend the Annual Meeting of Stockholders. All of the nominees at the 2009 Annual Meeting of Stockholders attended the 2008 Annual Meeting except for Leila N. Erwin.
Director compensation arrangements for 2009 have not yet been addressed by the Board of Directors and currently remain the same as 2008, as discussed in “Director Compensation” below. The Company’s Board has standing audit, nominating and corporate governance, and compensation committees. The functions, composition and frequency of meetings for the audit, nominating and corporate governance, and compensation committees in fiscal year 2008 were as follows:

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE — The Nominating and Corporate Governance Committee is currently composed of independent directors Boyd C. Wilson, Jr., Chairman, John N. Bray, Leila N. Erwin, and Hugh R. Gaither. All members of the Committee are independent under the standards of The NASDAQ Global Select Market.SM The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors with respect to nominees for election as directors. The Nominating and Corporate Governance Committee will consider stockholder nominees for Company Board membership. Any stockholder wishing to nominate a candidate for director must follow the procedures set forth in the section of this Proxy Statement entitled “Director Nominees.” During 2008, the Nominating and Corporate Governance Committee held 4 meetings. A more complete description of the functions of the Nominating and Corporate Governance Committee is provided in the “Corporate Governance” section of the proxy statement and in the Committee’s charter, which was approved by the Board on February 12, 2007, a copy of which can be viewed on our website at www.bankofgranite.com under “Investor Relations — Corporate Governance.”
COMPENSATION COMMITTEE — The Compensation Committee is currently composed solely of independent directors Hugh R. Gaither, Chairman, Joseph D. Crocker, Leila N. Erwin, and Paul M. Fleetwood, III. None of the members of the Compensation Committee is a current or former officer of the Company or any of its subsidiaries. The Compensation Committee annually reviews and recommends to the Board for approval the compensation of all of our executive officers and considers recommendations by our management regarding the granting of stock options. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees of its members. It also has the authority to engage outside consultants and advisors, including compensation consultants. The Compensation Committee reports annually to our stockholders regarding its role in the Compensation Discussion and Analysis section of this Proxy Statement, as set forth below under “Compensation Committee Report.” Additional information about the Committee and its functions can be found in the “Corporate Governance” section of this proxy statement and in the Committee’s charter approved by the Board of Directors on January 16, 2007, which can be viewed on our website at www.bankofgranite.com under “Investor Relations — Corporate Governance.” The Compensation Committee held 8 meetings during 2008.
AUDIT COMMITTEE — The Audit Committee is currently composed solely of independent directors Paul M. Fleetwood, III, Chairman, Joseph D. Crocker, Hugh R. Gaither, and Boyd C. Wilson, Jr., CPA. The Audit Committee, whose members are neither officers nor employees of the Company or the Bank, includes among its responsibilities: the review of annual and interim financial statements and any related certifications, reports or opinions; the general oversight of the internal audit function; the review of external audit and regulatory examination findings; the selection, retention and performance of our independent accountants; the review of the integrity and adequacy of financial reporting processes; the review of the effectiveness of the internal and external audit processes; and the establishment and review of the adequacy of procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters. Additional information about the Committee and its functions can be found in the “Corporate Governance” section of this proxy statement and in the Committee’s charter, approved by the Board of Directors on February 12, 2007, which can be viewed on our website at www.bankofgranite.com under “Investor Relations — Corporate Governance.” The Board has determined that Mr. Wilson qualifies as an “audit committee financial expert” for purposes of the rules and regulations of the Securities and Exchange Commission, and that Mr. Wilson and all other members of the Audit Committee are independent directors under the independence requirements of The NASDAQ Global Select MarketSM and the Securities and Exchange Commission.

AUDIT COMMITTEE REPORT
In accordance with its written charter, which was amended by the Board of Directors on February 12, 2007, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. During 2008, the Audit Committee held 6 meetings. The Audit Committee Chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly report with the Chief Financial Officer and independent auditors prior to the publication or filing of such quarterly report.
In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with the requirements of the Public Company Accounting Oversight Board, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of our internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.
The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.
The Audit Committee reviewed our audited financial statements as of and for the year ended December 31, 2008 with management and the independent auditors. Management has the responsibility for the preparation of our financial statements, and the independent auditors have the responsibility for the examination of those statements. Based on this review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder ratification, of the independent auditors, and the Board concurred in such recommendation.
The Audit Committee has considered whether the provision of non-audit services by its independent auditors is compatible with maintaining the auditor’s independence and has concluded that the provision of such services does not interfere with the independence of our auditors.
Bank of Granite Corporation
Audit Committee of the Board of Directors
Paul M. Fleetwood, III, Chairman
Joseph D. Crocker
Hugh R. Gaither
Boyd C. Wilson, Jr., CPA

ELECTION OF DIRECTORS
(Proposal 1)
Eight directors are being considered for election at the Annual Meeting, each to hold office for one year or until a successor is elected and qualified. The Company’s directors/nominees are shown below along with biographical summaries and a statement of beneficial ownership of common stock. The information is presented, unless otherwise indicated, as of March 2, 2009.
All of the nominees shown below have been previously elected as directors by the Company’s stockholders and are currently serving on the Board of Directors.
All nominees have indicated that they are willing to serve as directors if elected. In the event a nominee becomes unwilling or unable to serve as director, which is not anticipated, the shares represented by proxy will be voted for the Board’s substitute nominee.
The Board of Directors unanimously recommends that the stockholders elect the Nominees shown in the following table by voting FOR Proposal 1. Proxies cannot be voted for a greater number of persons than the number of named nominees.
DIRECTORS/NOMINEES AND NONDIRECTOR EXECUTIVE OFFICERS
Biographical summaries, including principal occupations during the last five years, of the Company’s directors/nominees and executive officers are presented below.
NOMINEES
R. Scott Anderson was elected as a director in April 2008 and was named Chief Executive Officer of the Company and the Bank on January 22, 2008. He has served as President of the Company and the Bank since December 18, 2006. Mr. Anderson also served as Chief Operating Officer of the Bank from May 2004 through January 2008. Prior to joining the Bank in May 2004, Mr. Anderson served as Commercial Banker from 2003 to 2004, Trust Division Manager from 2002 to 2003 and Regional President from 2001 to 2002 for RBC Centura Bank, one of the five largest banks headquartered in North Carolina, which later became RBC Bank. From 1997 to 2000, Mr. Anderson also served as President of Bank of Mecklenburg in Charlotte, North Carolina.
John N. Bray is Chairman, Director and Chief Executive Officer of Vanguard Furniture, Incorporated, a furniture manufacturing company headquartered in Hickory, North Carolina, where he has served in such capacities since 1970. Mr. Bray has also served as Vice Chairman of the boards of the Company and the Bank since April 2008 and as a director of the Company and the Bank since 1992.
Joseph D. Crocker is Assistant Secretary for Community Development at the North Carolina Department of Commerce in Raleigh, North Carolina, where he has served in such capacity since March 4, 2009. Mr. Crocker served as Director of Operations of the Z. Smith Reynolds Foundation in Winston-Salem, North Carolina, from 2005 to 2009. Prior to 2005, Mr. Crocker was Senior Vice President and Community Affairs Manager for the Carolinas for Wachovia Bank, which was subsequently acquired by Wells Fargo Bank. Mr. Crocker has served as a director of the Company and the Bank since 2006.
Leila N. Erwin has served as President of Morris Investment Company in Charlotte, North Carolina since 2001. Ms. Erwin also owns More Lace Gift Shop in Morganton, North Carolina, which she opened in 1988. Ms. Erwin has served as a director of the Company and the Bank since 2005.
Paul M. Fleetwood, III is President of Corporate Management Services, Incorporated, a real estate management company, and Treasurer of Catawba Valley Building Supply, Incorporated, a retail supplier of building materials, both of Hickory, North Carolina, where he has served in such capacities since 1977. Mr. Fleetwood has served as a director of the Company and the Bank since 1998.
Hugh R. Gaither is President and Chief Executive Officer of Flagship Brands, LLC, a distributor of branded performance socks, headquartered in Conover, North Carolina, where he has served in such capacity since 2001. Mr. Gaither has served as a director of the Company and the Bank since 1997.

James Y. Preston is Of Counsel to the law firm Parker Poe Adams & Bernstein LLP in Charlotte, North Carolina. He has served in such capacity since July 2004, and previously served as a Partner from January 1965 to June 2004. Mr. Preston has served as Chairman of the boards of the Company and the Bank since April 2008 and as a director of the Company and the Bank since 2003.
Boyd C. Wilson, Jr., CPA is Executive Vice President of Broyhill Investments, Inc., an investment company located in Lenoir, North Carolina, where he has served in such capacity since 2005. Mr. Wilson also serves as Vice President and Chief Financial Officer of BMC Fund, Inc., a regulated investment company located in Lenoir, North Carolina, where he has served in such capacity since 2006. From 2002 to 2005, Mr. Wilson served as Vice President of Finance and Administration of Kincaid Furniture Company, Incorporated, a furniture manufacturer located in Hudson, North Carolina. Mr. Wilson has served as a director of the Company and the Bank since 1996.
NAMED NONDIRECTOR EXECUTIVE OFFICERS
Kirby A. Tyndall, CPA is Executive Vice President, Secretary, Treasurer and Chief Financial Officer of the Company and the Bank, where he has served in such capacities since 1997. Mr. Tyndall has also served as director, Secretary, and Treasurer of Granite Mortgage, Incorporated since 1997.
Samuel M. Black is Senior Vice President and Metro Regional Executive of the Bank, where he has served in that capacity since February 2008. From July 2004 through January 2008, Mr. Black served the Bank as Senior Vice President and Charlotte/Mecklenburg Regional Executive. Prior to joining the Bank in 2004, he held various positions with Wachovia Bank and First Union National Bank.
Jefferson C. Easley is Senior Vice President and Chief Credit Officer of the Bank, where he has served in such capacities since June 2007. Prior to joining the Bank, Mr. Easley served as Chief Credit Officer of The Fidelity Bank in North Carolina from 2004 to 2007, Risk Management Team Leader—Western North Carolina of Wachovia Bank NA, from 2002 to 2004, which was subsequently acquired by Wells Fargo Bank, and various other positions with Wachovia Bank from 1985 to 2002.
Jerry A. Felts is Chief Operating Officer of the Company and the Bank, where he has served in such capacity since July 2008. From 2001 to 2008, Mr. Felts provided consulting services and advice on internal audit matters to various companies, including the Bank. In 2001, Mr. Felts retired as Partner and Director of Financial Services from Ernst & Young, LLP, where he had served since 1968.
OTHER NONDIRECTOR EXECUTIVE OFFICERS
Earl B. Searcy III, age 55, is Senior Vice President and Mountain Regional Executive of the Bank, where he has served in such capacities since February 2008. From June 2006 through January 2008, Mr. Searcy served as Senior Vice President and Burke County Market Executive of the Bank. Prior to joining the Bank in 2006, he was First Vice President /Market Executive for Central Carolina Bank/Sun Trust from 2002 to 2006, and held various positions with First Union from 1978 through 2002.
D. Mark Stephens, age 51, is Senior Vice President and Chief Information Officer of the Bank, where he has served in such capacities since 1998.
W. Cordell Upchurch, age 63, is Senior Vice President and Catawba Regional Executive of the Bank, where he has served in such capacities since April 2008. From 1997 through March 2008, Mr. Upchurch served the Bank as Senior Vice President and Office Administrator.
Karen B. Warlick, age 51, is Senior Vice President and Chief Administrative Officer of the Bank, where she has served in such capacities since April 2008. From 2003 through March 2008, Ms. Warlick served the Bank as Senior Vice President and Director of Human Resources. From 2001 to 2003, she was Commercial Administrative Officer for Wachovia Bank, which was subsequently acquired by Wells Fargo Bank.

STOCK OWNERSHIP OF DIRECTORS/NOMINEES AND EXECUTIVE OFFICERS
The number of shares of Company common stock shown below as beneficially owned by the directors/nominees, and executive officers are those owned as of March 2, 2009. Unless otherwise indicated, each director/nominee or executive officer has sole voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The source of information provided in the table is our stockholder records and inquiries to directors and officers.

					Ownership
Name of Director/Nominee	Age on		Amount and Nature		as % of
or Named Nondirector	Mar. 2,	Director	of Beneficial Ownership		Common
Executive Officer	2009	Since	of Common Stock		Stock
R. Scott Anderson	53	April	18,250	direct	*
Hickory, N.C.		2008	2,100	indirect(2)
			6,250	indirect(3)

John N. Bray	67	1992	8,949	direct	*
Conover, N.C.			1,835	indirect(2)

Joseph D. Crocker	56	2006	1,007	direct	*
Winston-Salem, N.C.			—	indirect

Leila N. Erwin	56	2005	5,695	direct	*
Morganton, N.C.			5,690	indirect(2)

Paul M. Fleetwood, III	61	1998	178,500	direct	1.16%
Hickory, N.C.			—	indirect

Hugh R. Gaither	58	1997	749	direct	*
Newton, N.C.			—	indirect

James Y. Preston	71	2003	7,975	direct	*
Mooresville, N.C.			8,587	indirect(3)

Boyd C. Wilson, Jr., CPA	56	1996	17,497	direct	*
Lenoir, N.C.			12,590	indirect(2)

Kirby A. Tyndall	54	n/a	16,247	direct	*
Hickory, N.C.			2,096	indirect(4)

Samuel M. Black	54	n/a	—	direct	*
Charlotte, N.C.			3,000	indirect(3)

Jefferson C. Easley	46	n/a	3,192	direct	*
Hickory, N.C.			600	indirect(3)

Jerry A. Felts	68	n/a	—	direct	*
Charlotte, N.C.			—	indirect

Directors/Nominees and Nondirector Executive Officers			275,673	direct	2.13%
as a Group (17 persons)			53,585	indirect (2, 3, 4)

Former Chief Executive Officer	75	1982 (1)	188,802	direct	1.23%
Charles M. Snipes		Through	1,490	indirect(2)
Hickory, N.C.		April 2008

As of March 2, 2009, Paul M. Fleetwood, III had 178,500 shares of our common stock pledged as security. In addition, one individual included in the executive officer group number had 3,125 shares pledged as of March 2, 2009.

Notes:	* Indicates beneficial ownership of less than 1%.

(1) Includes services to the Bank prior to the Company’s organization as the holding company for the Bank on January 30, 1987.

(2) Shares of stock indirectly owned include those held in their spouse’s name or by corporations controlled by such individuals.

(3) The indirect stock ownership shown consists of those shares of our common stock obtainable by such individuals within 60 days of March 2, 2009 pursuant to stock options. Mr. Preston’s options were granted by the former First Commerce Corporation prior to it being acquired by the Company. No other nonemployee directors currently have options to purchase shares of our common stock.

(4) The indirect stock ownership consists of those shares of our common stock held in the Bank’s “tax-qualified” retirement plans for the benefit of the executive officer, who has investment power, but no voting power, with regard to such shares.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
In this section, we describe our objectives, policies and practices for paying our executive officers the compensation reported below. In doing so, we will refer to compensation programs and arrangements that we describe in more detail in the pages following this section, which include several tables presenting specific compensation data. We have not repeated the details of those programs here and urge you to review those sections of this proxy statement for a more complete description of those programs and arrangements. When we use the term “executive officers” in this section, we are referring to those officers who are required to file reports under Section 16 of the Securities Exchange Act of 1934.
In addition to the general description of our objectives, policies and practices, this section focuses on compensation paid to named executive officers for 2008. On January 22, 2008, R. Scott Anderson succeeded Charles M. Snipes as our Chief Executive Officer. Mr. Snipes continued to serve as Chairman of our board of directors until our 2008 shareholder meeting. Because Mr. Anderson and Mr. Snipes each served as our Chief Executive Officer in 2008, the compensation tables following this section include information for both of them and include compensation paid to Mr. Snipes through the term of his employment, which ended on April 28, 2008. The following compensation tables also reflect the addition of three new named executive officers — Jerry A. Felts, Jefferson C. Easley and Samuel M. Black. On July 14, 2008, we appointed Mr. Felts as our Chief Operating Officer. Mr. Felts had been engaged by the Bank in a consulting capacity since November 2007. Mr. Easley joined us as Senior Vice President and Chief Credit Officer of the Bank in June 2007. Samuel M. Black has been employed by the Bank for four years, but was appointed as the Metro Regional Executive in February 2008.
We believe that a strong management team is critical as we continue to address the challenges facing our company. The board has designed our executive compensation program with the primary objectives of retaining and attracting skilled executive officers. The executive compensation program is also designed to reward our executive officers for their contributions in reaching our performance goals, which have the ultimate objective of enhancing stockholder value.
For approximately the first 90 years of our existence, the prosperity of the textile and furniture industries in the Catawba Valley of North Carolina fueled much of our growth, permitting management to focus on efficiency and profitability. As the textile, furniture and coaxial cable industries struggled in recent years, we have focused on diversifying our geographic scope, asset growth and loan portfolios. Since 2003, we have worked to expand our geographic reach in North Carolina by acquiring and adding operations in Charlotte, Winston-Salem, Boone, Statesville, North Wilkesboro and Greensboro/High Point. Although our expansion has been productive, adverse economic conditions have continued to create significant challenges for our enterprise.
Under these conditions, our ability to retain and attract talented executive officers is of paramount importance. In the view of our board of directors, a competitive executive compensation program, as compared to programs at similarly situated financial institutions, is vital to our efforts to retain and attract executives. Accordingly, over the past few years, the compensation committee and the full board focused on ensuring that our executives have the ability to earn competitive compensation packages, as compared to their peers at similarly situated financial institutions.
The board has the flexibility to use certain elements of compensation —specifically, annual incentive bonuses and stock-based compensation— to provide management with incentives to reach specific corporate and strategic goals and to strive for better overall results for our company. Although we continue to believe in the value of such incentive compensation elements, our 2008 operating results did not support the payment of annual incentive bonuses or grants of stock-based compensation to any of our named executive officers in 2008.
Governance of the Program
     The Role of the Board and the Compensation Committee
Both our board of directors and the compensation committee play integral roles in our executive compensation program. The committee, which operates pursuant to a written charter, consists entirely of independent directors. Other than Scott Anderson, all members of our board of directors are independent. The board believes that our directors’ independence, as well as their extensive experience as business leaders and their broad knowledge of executive compensation programs, make them well suited to judge appropriate levels of compensation for our executive officers.

Until 2003, the full board acted as our compensation committee in reviewing and setting executive compensation levels. That year, the board appointed a separate compensation committee of independent directors and delegated to that committee the initial review and approval of our executive officers’ annual salaries, target incentive bonuses, discretionary retirement plan contributions and any equity compensation. However, the board retained final authority for all matters related to the compensation of our executive officers.
In most cases, the full board rather than the compensation committee approves the terms of offers to new executive officers and promotions for existing officers. The full board approved Mr. Felts’ compensation arrangement in connection with his appointment as Chief Operating Officer and approved the terms of our offer to Mr. Easley in 2007.
As a result of this division of labor, we have a multi-step process for setting the levels of annual compensation elements for most of our executive officers. First, the committee considers and discusses the appropriate annual compensation levels, based on performance as measured against individual and corporate goals and objectives. Then, it recommends to the board specific compensation levels for each officer. The board considers the committee’s recommendations and either approves or revises them. The board also sets the performance targets for our annual incentive bonus plan based on the committee’s recommendations.
In addition to its delegated responsibilities regarding the annual compensation of executive officers, the committee periodically reviews our equity compensation plans and recommends revisions or new plans to the board. The board retains primary authority for approval of all of our compensation and benefit plans, including retirement plans, and designates officers to administer such plans in accordance with their terms. The board also approves all contracts with the bank’s executive officers, including the officers’ SERP agreements, split dollar life insurance agreements and change of control agreements.
     The Role of Management
Our CEO plays a major role in the process of setting compensation levels for our other executive officers . He evaluates their performance and reports his evaluations to the compensation committee. The CEO also gives the committee his recommendation for the officers’ base salaries and target bonuses, and for any equity compensation awards he believes are appropriate. The committee uses his recommendations and reports, in addition to the members’ own evaluations of the officers, in recommending annual compensation levels to the board. Mr. Anderson is not present when the full board considered matters pertaining to his compensation.
The CEO and other members of management participate in the process of setting the performance targets for bonuses under our annual incentive plan. Management recommends these targets, which generally come from the annual budget approved by the board, and the board either approves or revises management’s recommendations.
     Market Competitiveness Data
The committee and the board make many of their decisions about executive compensation after evaluating data about compensation programs and levels at similarly situated financial institutions. We consider institutions to be similarly situated to us based on asset size and, in some cases, market locations. In addition, we generally consider compensation data only from publicly traded financial institutions. We use data that appears in other institutions’ proxy statements or that is otherwise available to the general public, as well as data from trade organizations to which we belong.
In establishing compensation for 2008, the committee reviewed compensation information from the following companies: BNC Bancorp, Capital Bank Corporation, First Bancorp, FNB United Corporation, LSB Bancshares, Inc., Southern Community Financial Corporation and Yadkin Valley Financial Corporation. Although the committee used this information as its starting point in setting compensation levels, the compensation packages for executive officers may vary from the peer group benchmarks. The committee focuses on both individual and company performance in deciding whether to increase or decrease compensation opportunities as compared to the peer group benchmarks.

Program Elements
     In-Service Compensation
          Base salary
We pay each of our executive officers other than Mr. Felts an annual base salary. We pay Mr. Felts on an hourly basis at a rate of $150, up to a maximum of $20,000 per month. These base payments are made in order to provide our executive officers with a relatively secure baseline level of compensation. Individual performance, including contribution to company performance, as subjectively evaluated by the CEO (in the case of officers other than himself) and by the committee and the board, plays a role in the setting of base salaries for most executive officers. Market data about the base salaries of top executives at similarly situated financial institutions also plays a role in the setting of our executives’ salaries. Mr. Felts’ hourly rate is a continuation of the rate payable to him in his prior role as a consultant to the Company and the Bank.
Based on evaluations of the performance of Mr. Anderson, Mr. Tyndall and Mr. Black during 2007 and taking into account the market compensation data we received in 2007, the board increased the 2008 base salaries of these named executive officers to the amounts shown in column (c) of the summary compensation table on page 17. Mr. Easley’s base salary of $185,000 for 2007, which remained the same for 2008, was established in negotiations with him in connection with his recruitment. In addition, we paid Mr. Easley a one-time bonus of $20,000 in 2008, which was agreed in the initial employment negotiations in order to replace an earned incentive from his previous employer.
The committee and the board believe these salaries generally reflect each individual’s importance to our business. Although Mr. Felts’ base compensation has the potential to exceed the compensation of any other officer, including our CEO, Mr. Felts is not eligible to participate in any of our incentive or benefit plans.
          Annual incentive bonus
Beginning in 2005, we implemented an annual incentive bonus plan to provide incentives for executive officers to help us reach our operational and strategic goals. Of our named executive officers, Messrs. Anderson, Tyndall, Black and Easley were eligible to participate in this plan in 2008. Under the terms of our arrangement with Mr. Felts, he is paid only base compensation as described above.
Since 2005, the annual incentive bonus has been based on five measures: earnings per share, loan growth, deposit growth, provisions for loan losses and return on average equity. The board selected these five measures because it believed they drive the Company’s performance, correspond to stockholder expectations and are the most important measures for enhancing stockholder value.
The five performance measures have weighting factors. The 2008 weightings approved by the committee, which were unchanged from the past two years were as follows:

Earnings per share	45%
Loan growth	15%
Deposit growth	15%
Return on average equity	15%
Loan loss provisions	10%
Each officer who participates in this plan has a target total bonus, which is based on a percentage of his or her salary. The 2008 percentages adopted by the board were the same as those used for 2006 and 2007: 35% of base salary for the CEO, 30% for the chief financial officer and 25% for other participating officers.
In addition, each measure would generally have a performance tier below the target and a performance tier above the target. If we do not achieve the lower performance level, the officers will not receive a bonus based on that measure. If we achieve performance at or above the lower performance level, but below the target level, the officers receive 75% of the target bonus for that measure. If we achieve the higher level, the officers receive 125% of the target bonus for the measure. The board believes these threshold and maximum bonus levels represent a reasonable range of bonus opportunities around the target.

In the past, performance targets for our annual incentive bonus plan have been set by the board after reviewing recommendations from management, based on our annual operating budget. As a result of volatile economic conditions and continuing operating challenges, our 2008 budget was not finalized and presented to the committee and the board until July. By that time, it was clear that our operating results for 2008 would not support the payment of any incentive bonus compensation. Therefore, the committee did not establish 2008 performance targets, and we did not pay any incentive bonuses to the named executive officers participating in the plan in 2008.
          Long-term incentive compensation
We have from time to time, generally in connection with the recruitment of a new executive officer, provided longer-term incentive compensation in the form of stock options to better align the interests of our executive officers with those of our stockholders. At our 2007 annual meeting, our stockholders approved a new equity compensation plan. Although we have not frequently utilized equity awards in the past, this plan provides us with the ability to issue a full range of equity awards, including stock options, restricted stock, stock appreciation rights, and other awards the vesting of which is contingent on performance. We do not yet have a definitive strategy for making regular awards under this plan. As a result of our 2008 operating performance, no equity awards were issued to named executive officers in 2008. However, the board believes that having the ability to grant equity awards is an important option.
          Other benefits and perquisites
Our executive officers other than Mr. Felts also receive the following benefits, which we provide to all fulltime employees as compensation for their services to us:
•	group health and dental insurance, for which we pay a portion of the cost;

•	life insurance, accidental death and disability insurance and long-term disability insurance, for which we pay; and

•	optional term life insurance, for which the employee pays.
We provide these insurance benefits because we believe they are a standard part of the compensation package available to salaried employees for a company of our size.
In the past, we have paid membership dues to social and/or civic clubs for certain officers, including all of the named executive officers except Mr. Felts and Mr. Tyndall. The board approved these perquisites because it believed they are part of a competitive compensation arrangement for public company officers in addition to providing valuable opportunities to build and cement customer contacts. However, as a result of our 2008 operating performance, management suspended payment of social and civic club dues in the fourth quarter of 2008.
In 2008, we also reimbursed Mr. Easley in the amount of $1,990 for moving expenses, which we agreed to pay (subject to established caps) in connection with his recruitment. We also paid Mr. Felts for mileage expenses in the amount of $16,484 for travel between his home in Charlotte, North Carolina and our offices.
     Retirement and Other Post-Termination Compensation
          Employee savings plan, 40l(k) plan and profit-sharing SERP
Participation in our tax-qualified employee savings plan is available to employees who work at least 1,000 hours during the year and are employed on the last day of the year. We provide this plan to allow our employees to save money for retirement in a tax-advantaged manner. All of our named executive officers other than Mr. Felts currently participate in this plan. Our contributions in recent years, as established on an annual basis by the board, have ranged from 8% to 15%. However, in September, the board determined that no employer contributions would be made for 2008 because we would not achieve our budgeted level of net income.

We also provide a supplemental defined contribution plan that we call our “savings SERP.” The purpose of this plan is to help replace employee savings plan contributions not permitted due to federal tax code compensation limitations. Any employee whose cash compensation for a particular year exceeds these federal tax code limitations automatically participates in the savings SERP that year. The board believes replacing these savings plan contributions through the savings SERP is an appropriate means of helping participants plan for retirement income that is proportionate to their annual compensation. In addition, the board believes the savings SERP provides participants with a longer-term inducement to remain employed with us. Because we did not contribute to the employee savings plan in 2008, there were no excess contributions to replace. Accordingly, we did not make any contributions to the savings SERP in 2008.
          Officers’ SERP and related death benefits agreements
Some of our executive officers who are bank employees also participate in a salary continuation plan that we call the “officers’ SERP.” This group includes all of the named executive officers except Mr. Felts. We amended the officers’ SERP in 2008. As amended, each participant’s annual benefit upon retirement or another qualifying event will be a defined amount. In general, the board has set each officers’ defined benefit amount as a percentage of his final salary, subject to a specified maximum annual amount for each officer. However, for four participants, including Mr. Black, the amount payable under the amended plan would have been less than the amount payable under the original plan. Accordingly, such individuals’ defined benefit amount has been set at the higher amount.
We accrue expense each year for our obligations under the officers’ SERP. We refer to the total amount we have accrued for each officer as the officer’s “accumulated benefit obligation.” However, we have not set these amounts aside in a trust or otherwise, and they would be available to satisfy our creditors in the event of our insolvency.
Because of the vesting requirements, which are described under “Executive Compensation — Salary Continuation Plan,” the board believes the officers’ SERP induces participants to remain employed with us over the longer term. The plan also provides a valuable additional retirement benefit that the board believes is appropriate to help the officers prepare for retirement. Finally, the board believes an additional retirement plan of this general type is an important part of a competitive executive compensation package.
The officers’ SERP also provides a death benefit for participants. The amount of this benefit is equal to the officer’s accumulated benefit obligation. Pursuant to the 2008 amendments, the death benefit is discontinued when an officer terminates employment.
We have agreed to provide these death benefits under the officers’ SERP agreements because the board believes that they are appropriate additional compensation for the officers’ prior service and that providing death benefits is a competitive executive compensation practice. We believe that the 2008 amendments, which discontinue the death benefits at termination of employment, are appropriate in view of current market and accounting practices.

          Change of control agreements
We have entered into change of control agreements with each of our named executive officers other than Mr. Felts. The board’s purpose in approving these agreements was to encourage a smooth transition in the event of an actual or potential change in the control of our company or the bank. Under each of these agreements, we have agreed to provide the officer with specified payments and benefits if we or our successor were to terminate the individual’s employment for reasons other than for “cause,” or the individual voluntarily terminated his employment for a “good reason” (in each case as defined in the agreements), in connection with or within a specified period of time after a change of control of our company or the bank. Because the officer must leave the company before becoming entitled to these payments and benefits, the agreement has a “double trigger” — the first trigger is the change of control, and the second trigger is the termination, other than for “cause” or for “good reason.” The requirement of the second trigger provides the incentive for the officer to stay with us in the event of a change in control.
For more information about these payments and other benefits, see “Executive Compensation - Potential Payments Upon Termination or Change in Control.” The board has reviewed the amounts that are potentially payable under these agreements and believes that they are reasonable in light of the agreements’ purpose.
Conclusions
Our board and its compensation committee have considered each of the elements of the named executive officers’ compensation, as described above. They have also considered the total amount of in-service and retirement compensation these elements provide (or potentially provide) to the officers. Both the board and the committee believe the amount of each element, and the total amount of compensation, for each named executive officer, is reasonable and appropriate in light of the officer’s experience and individual performance.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the section entitled “Compensation Discussion and Analysis.” Based on this review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2008.

Bank of Granite Corporation Compensation Committee of the Board of Directors Hugh R. Gaither, Chairman Joseph D. Crocker Leila N. Erwin Paul M. Fleetwood, III
Date: March 2, 2009

Summary Compensation Table
The following table shows the compensation we paid for 2008, 2007 and 2006 to our principal executive officer, principal financial officer and three other most highly compensated executive officers. We refer to these individuals as our “named executive officers.”

						Change in
					Non-Equity	Pension Value
					Incentive	& Nonqualified
Name and				Option	Plan	Deferred	All Other
Principal			Bonus	Awards	Compensation	Compensation	Compensation
Position	Year	Salary	(1)	(2)	(3)	Earnings (4)	(5, 6)	Total
(a)	(b)	(c)	(d)	(f)	(g)	(h)	(i)	(j)

R. Scott Anderson	2008	$225,000	$—	$528	$—	$134,533	$—	$360,061
Chief Executive Officer of	2007	$200,000	$—	$2,169	$—	$78,589	$21,217	$301,975
the Company and the Bank	2006	$185,000	$10,406	$3,362	$52,031	$—	$32,847	$283,646

Kirby A. Tyndall	2008	$185,000	$—	$—	$—	$157,800	$—	$342,800
Secretary, Treasurer and	2007	$160,000	$—	$754	$—	$60,394	$16,905	$238,053
Chief Financial Officer of the	2006	$150,000	$8,438	$1,588	$42,189	$59,275	$26,416	$287,906
Company, the Bank and Granite Mortgage

Samuel M. Black	2008	$181,168	$—	$1,259	$—	$125,232	$—	$307,659
Metro Regional Executive of the Bank

Jefferson C. Easley	2008	$185,000	$20,000	$4,927	$—	$—	$—	$209,927
Chief Credit Officer								$—
of the Bank

Jerry A. Felts	2008	$254,000	$—	$—	$—	$—	$16,484	$270,484
Chief Operating Officer of the Company and the Bank

Former Chief Executive Officer

Charles M. Snipes	2008	$137,500	$—	$—	$—	$298,184	$—	$435,684
Former Chief Executive	2007	$330,000	$—	$1,256	$—	$1,631	$37,822	$370,709
Officer of the Company	2006	$330,000	$21,656	$2,647	$108,281	$29,476	$63,213	$555,273
and the Bank

Notes: (1)	One-time bonus per initial employment negotiations for Mr. Easley for 2008.

(2)	Option awards are valued at the grant-date fair value of stock options, using the modified prospective transition method under Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.”

(3)	Bonuses pursuant to our annual incentive bonus plan.

(4)	Change in actuarial present value of the officer’s benefits under the officers’ Salary Continuation Plan. In addition to the increases attributable to interest, 2008 present values also changed based on use of an updated mortality table which increased the number of projected future benefit payments, an adjustment to the discount rate and a change in the expected benefit payments as a result of plan amendments in 2008. For additional discussion on 2008 plan amendments, see “Salary Continuation Plan” below. The 2008 plan amendments accounted for approximately 73% to 85% of the increase that would have been reported for 2008 if each officer had been 100% vested. In 2008, based on years of service, Messrs. Tyndall and Snipes were 100% vested in the plan; Messrs. Anderson and Black were 40% vested; and Mr. Easley was 0% vested.

(5)	Includes amounts we contributed to the officer’s profit-sharing plan account for 2007 and 2006 (for Messrs. Snipes, Anderson, and Tyndall). There were no Company contributions to the officer’s profit-sharing plan accounts for 2008. Includes contributions to the profit-sharing SERP for 2007 (Messrs. Snipes and Anderson) and 2006 (Mr. Snipes). There were no Company contributions to the profit-sharing SERP for 2008.

(6)	The total incremental cost to us of the perquisites that we provided to the named executive officers was less than $10,000 for each officer, except for Mr. Felts, who received $16,484 for travel between his home in Charlotte, North Carolina and our offices.

Profit-Sharing SERP
Under this plan, we make profit-sharing contributions based on cash compensation above the federal tax code limits that apply to our tax-qualified profit sharing plan. Each employee of the bank whose cash compensation for a particular year exceeds those federal tax code limits automatically participates in the savings SERP for that year. For 2007, only Mr. Snipes, Mr. Anderson and Mr. Black participated in the plan. For 2006, only Mr. Snipes and Mr. Black participated in the plan. Mr. Black’s participation in the plan for 2007 and 2006 was prior to his appointment as executive officer. There were no contributions to the profit-sharing SERP, which we call our “savings SERP,” for named executive officers in 2008. The following table provides more information about the participants’ accounts.
Nonqualified Deferred Compensation

		Executive	Registrant	Aggregate	Aggregate
		Contributions	Contributions	Earnings	Withdrawals/	Aggregate
		During	During	During	Distributions	Balance at
Name		The Year	The Year (1)	The Year	During The Year	12/31/2008
(a)		(b)	(c)	(d)	(e)	(f)

R. Scott Anderson	2008	$—	$—	$—	$—	$2,097
	2007	$—	$3,217	$—	$—	$3,217

Samuel M. Black	2008	$—	$—	$—	$—	$3,257

Charles M. Snipes	2008	$—	$—	$—	$—	$140,496
	2007	$—	$19,822	$8,606	$—	$178,882
	2006	$—	$30,213	$9,178	$—	$150,454

(1)	This amount is reported in column (i) of the summary compensation table.
Each participant’s savings SERP account earns interest, compounded monthly, at a rate that the board of directors establishes. For 2006 and January through June of 2007, the board set the interest rate at 8%. For Mr. Snipes, column (h) of the summary compensation table includes the amount by which this rate of interest exceeded 120% of the applicable federal long-term rate for 2006 and the first six months of 2007. On June 29, 2007, the balances were moved to an outside fund manager and have since earned an interest rate as those prevailing at the same time for comparable transactions with nonaffiliates.
A participant generally may not receive any portion of his savings SERP account prior to terminating employment with us. Upon a participant’s termination, we will distribute his account to him, or begin distributing it, if he is at least 65, or if he is at least 50 and has six years of service. We will also begin distributions if the participant terminates because of a permanent disability. Otherwise, we will not make any distributions of the participant’s account until he turns 65. In 2006, each participant could elect, at the time of distribution, whether to receive his savings SERP account distribution in a lump sum or in installments. However, we amended the agreements in 2008 to comply with federal tax rules so that they provide for a fixed payment date or schedule for each participant.
Grant of Plan-Based Awards
Due to our operating results for 2008, we did not pay any bonuses to the named executive officers under our incentive bonus plan for 2008. Although the board established 2008 bonus opportunities, as set forth in the table below, the compensation committee did not establish performance targets for the reasons described above. Therefore, we did not pay any incentive bonuses under the plan for 2008.

	Estimated Future Payouts
	Under Non-Equity Incentive
	Plan Awards
Name	Threshold	Target	Maximum
(a)	(c)	(d)	(e)
R. Scott Anderson	$50,625	$67,500	$84,375

Kirby A. Tyndall	$41,625	$55,500	$69,375

Samuel M. Black	$33,969	$45,292	$56,615

Jefferson C. Easley	$34,688	$46,250	$57,813

Jerry A. Felts	N/A	N/A	N/A

Charles M. Snipes	N/A	N/A	N/A
Bonus awards under our annual incentive bonus plan are tied directly to our corporate performance. In prior years, the board of directors established objective goals under the plan for five measures of corporate performance and communicated them to plan participants in January of both years. For each measure, the board also assigned a specific weight, i.e., the percentage of the participants’ total bonuses that the measure would contribute. These performance measures and weightings were:

Earnings per share	45%
Loan growth	15%
Deposit growth	15%
Return on average equity	15%
Loan loss provisions	10%
For each measure, the board establishes a performance level below the target and a performance level above the target. The lower or threshold performance level is the level below which no participant would receive a bonus based on that measure, and the higher or maximum performance level corresponds to the maximum bonus payments for the measure. At the time the board set these performance tiers, it believed performance at the target level for each measure was more likely than not. It believed performance at the lower level was probable, and that performance at the higher level (corresponding to bonuses at 125% of target) was possible.
Each officer who participates in this plan has a target total bonus, which is based on a percentage of his or her salary. The 2008 percentages adopted by the board were the same as those used for 2007 and 2006: 35% of base salary for the chief executive officer, 30% for the chief financial officer and 25% for other participating officers.
The board also communicates to each participant a total cash bonus target, expressed as a percentage of base salary. The percentages of salary increase with the level of the job. Each participant had the opportunity to earn:
•	75% of his target bonus for corporate performance at or above the threshold level but below the target,

•	100% of his target bonus for performance at or above the target level but below the maximum level, and

•	125% of his target bonus for performance at or above the maximum level.
The table above shows the threshold, target and maximum bonus for each named executive officer.

Outstanding Equity Awards at Fiscal Year-end
The following table provides information about the stock options our named executive officers held as of the end of 2008.
OPTION AWARDS

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date
(a)	(b)	(c)	(e)	(f)
R. Scott Anderson	6,250	—	$14.20	05/10/2009

Kirby A. Tyndall	—	—	N/A	N/A

Samuel M. Black	3,000	750 (1)	$14.36	08/09/2009

Jefferson C. Easley	600	2,400 (2)	$15.52	07/16/2012

Jerry A. Felts	—	—	N/A	N/A

Charles M. Snipes	—	—	N/A	N/A
No stock options were granted to named executive officers during 2008, and the options in the table above were underwater as of 12/31/08.

(1)	750 options will vest on August 9, 2009.

(2)	600 options will vest on July 16 of each of the years 2009 through 2012.
Option Exercises and Stock Vested
None of our named executive officers exercised options in 2008, and we have not granted any stock awards.
Salary Continuation Plan
We provide a non-tax-qualified supplemental retirement plan for our executive officers who are employees of the bank. We call this plan, which was amended in 2008, the officers’ “Salary Continuation Plan” or “officers’ SERP.” The officers’ SERP is a defined benefit plan under which participants will receive their lifetime equivalent retirement benefit payable in a form selected by the participant among three actuarially equivalent choices: a 10-year period, a 15-year period, or a lump sum. As amended, each participant’s annual benefit upon retirement or another qualifying event will be a defined amount. In general, the board has set each officers’ defined benefit amount as a percentage of his final salary, subject to a specified maximum annual amount for each officer. However, for four participants, including Mr. Black, the amount payable under the amended plan would have been less than the amount payable under the original plan. Accordingly, such individuals’ defined benefit amount has been set at the higher amount. The Chief Operating Officer is the only named executive officer currently not participating in this plan. In the event of an officer’s separation of service for any reason, other than for cause, the officer is 100% vested in the entire retirement benefit amount after 7 or more full years of service with the Bank. Upon the participant’s “Disability” or “Early Termination of Service,” as defined by the plan, the Bank shall pay the participant a lump sum amount equal to the vested percentage of the participant’s “Accumulated Benefit Obligation” as of the date of the participant’s disability or early termination of service, payable 30 days following the separation of service. Under the amended plan, the death benefit provided under the plan will end at any termination of service.

The following table shows the actuarial present value of each named executive officer’s accumulated benefit obligation under the plan. This is the lump sum value, as of December 31, 2008, of the estimated total benefits that we will pay the officer under the plan, assuming he retires at his normal retirement age (which is the earliest age at which his benefits will not be reduced). The actuarial present value is an estimate only. Each officer’s actual benefits under the officers’ SERP will depend on when he retires or otherwise leaves the company and on the performance of the underlying life insurance policies. In computing the actuarial present value for each officer, we used a 6.33% discount rate.
PENSION BENEFITS

		Number	Present
		of Years	Value of	Payments
	Plan	Credited	Accumulated	During Last
Name	Name	Service	Benefit	Fiscal Year
(a)	(b)	(c)	(d)	(e)
R. Scott Anderson	Salary Continuation	4	$213,121	$—
Kirby A. Tyndall	Salary Continuation	7	$392,847	$—
Samuel M. Black	Salary Continuation	4	$205,888	$—
Jefferson C. Easley	Salary Continuation	1	$—	$—
Jerry A. Felts	Salary Continuation	N/A	N/A	N/A
Charles M. Snipes	Salary Continuation	7	$914,797	$111,599

(1)	In addition to the increases attributable to interest, 2008 present values also changed based on use of an updated mortality table which increased the number of projected future benefit payments, an adjustment to the discount rate and a change in the expected benefit payments as a result of plan amendments in 2008.

(2)	The 2008 plan amendments accounted for approximately 73% to 85% of the 2008 increase in accumulated benefit that would have been reported for 2008 if each officer had been 100% vested. In 2008, based on years of service, Messrs. Tyndall and Snipes were 100% vested in the plan; Messrs. Anderson and Black were 40% vested; and Mr. Easley was 0% vested.
Twenty percent of each officer’s benefits under the officers’ Salary Continuation Plan vests each year beginning with his third year of service with us. This means each officer is 100% vested in his accumulated benefit obligation after seven years of service. In addition, each officer automatically would become 100% vested under certain circumstances. See the section “Benefits/Change of Control Benefit” of the officers’ Participation Agreement.
The normal retirement age under the plan is 65 for Mr. Anderson, Mr. Tyndall, Mr. Black, and Mr. Easley, and, 74 for Mr. Snipes.
Each year we accrue an amount for each participant’s plan benefit as an expense on our financial statements. We refer to the aggregate amount that we have accrued for a participant at any particular point as his “Accumulated Benefit Obligation.” The amount in a participant’s accumulated benefit obligation affects his death and disability benefits under the plan. See the section “Benefits/Change of Control Benefit” of the officers’ Participation Agreement.
Potential Payments Upon Termination or Change of Control
This section contains information about agreements that provide for compensation to our named executive officers in connection with their termination.

Change of Control Agreements
We are party to change of control agreements with all of our named executive officers except Mr. Felts and Mr. Snipes. Our change of control agreement with Mr. Snipes terminated in April 2008. The purpose of these agreements is to encourage the officers to carry out their duties in the event of a possible change in the control of our company or the bank.
The agreements are not ordinary employment agreements. Unless there is a change of control (as defined in the agreements), they do not provide any assurance of continued employment, or any severance. The change of control agreements have an initial term of three years and can be renewed for an additional three-year term. Because the officer must leave the company before becoming entitled to these payments and benefits, the agreement has a “double trigger” — the first trigger is the change of control, and the second trigger is the termination other than for “cause” or for “good reason.” The requirement of the second trigger provides the incentive for the officer to stay with us in the event of a change of control.
Under these agreements, any of the following events would be a “change of control”:
•	any person, entity or group becoming the beneficial owner of 50% or more of any class of voting securities of our company or the bank, or otherwise acquiring control of the election of a majority of our directors or the bank’s directors;

•	a corporate transaction, such as a merger, of our company or the bank after which our company or the bank is not the surviving corporation and our existing stockholders, or those of the bank, own less than a majority of the voting securities of the surviving entity; or

•	the sale or other transfer of all or substantially all of our assets or the bank’s assets to any person, entity or group.
Each agreement generally provides for the officer’s employment to continue for a specified period of time following the change of control. The specified employment continuation periods for the four named executive officers who have entered into the agreements are as follows:

Anderson	3 years
Tyndall	3 years
Black	2 years
Easley	3 years
If we or our successor terminated the employment of any of these officers during his continuation period, other than for “cause,” or he voluntarily terminated his employment under circumstances that qualify as a “separation from service” (in each case as defined in the agreement), the officer would be entitled to payments and benefits as set out in his agreement. He also would be entitled to these payments and benefits if he were terminated, other than for “cause,” and we or the bank agreed to or completed a change of control within six months after his termination.
In each case, we would owe the officer the following payments and benefits:
•	A specified multiple of his annual base salary. The multiples for the four named executive officers are:

Anderson	3
Tyndall	3
Black	2
Easley	3
•	The same multiple of his average incentive bonus for the prior three years.

•	Continuation of all benefits for a specified number of years, or the cash equivalent. The number of years in each case is the same as the officer’s multiple. The benefits to be continued (or cashed out) include vacation and personal leave; participation and vesting in stock option plans, profit sharing and supplemental retirement benefit plans; medical, disability, life and accident coverage; and payment of continuing education and other professional fees.

However, any payments that would be considered “parachute payments” under the federal tax code would be modified or reduced to the extent necessary to avoid a federal excise tax on the officer or the disallowance of our federal income tax deduction.
Each officer also would be entitled to reimbursement of any fees and expenses incurred to successfully enforce the terms of his agreement with us.
The following table estimates the total amounts we would owe the named executive officers under these agreements if there had been a change in control, and they had been terminated, on December 31, 2008.

	Salary	Bonus	Continuation
Name	continuation	continuation	of Benefits	Total
R. Scott Anderson	$675,000	$62,437	$471,155	$1,208,592

Kirby A. Tyndall	$555,000	$50,627	$108,496	$714,123

Samuel M. Black	$362,336	$155,795	$285,855	$803,986

Jefferson C. Easley	$555,000	$—	$205,729	$760,729
The agreements currently permit the officers to choose whether to receive these payments in a lump sum or a fixed number of equal monthly payments (24 for Mr. Black; 36 for Mr. Anderson, Mr. Tyndall and Mr. Easley).
Officers’ Salary Continuation Plan
Change of control benefit
If a participant in our officers’ SERP were terminated without “cause” (as defined in the agreement), or voluntarily resigned, within two years after a change of the control of the bank, the officer would receive 100% of his benefits under the officers’ SERP. Distribution of the benefit would commence 30 days following a separation from service and would be payable as a single lump sum.
For all of the named executive officers participating in the officers’ Salary Continuation Plan, which excludes Mr. Felts, any of the following events would be a “change of control”:
•	acquisition by a person or group of more than 50% of the value or voting power of the company’s stock;

•	acquisition of 35% or more of the company’s stock by a person or group; or

•	acquisition of substantially all of the company’s or bank’s assets by an unrelated entity.
If an officer is fully vested in his benefits under the officers’ Salary Continuation Plan, we believe the actuarial present value of the total benefits he would receive under the plan in the event of termination (other than for cause) after a change of control is approximately the same as he would receive in the event of termination (other than for cause) with no change of control. For those amounts, see “ — Salary Continuation Plan,” above.
By contrast, if an officer is not fully vested in his plan benefits, his termination without cause after a change of control would trigger early vesting. Of the four named executive officers who participated in the officers’ Salary Continuation Plan in 2008, only Mr. Tyndall was fully vested as of December 31, 2008. If the other three named executive officers had been terminated on that date after a change of control, they automatically would have become fully vested in their benefits under the Plan. If Mr. Anderson had been terminated on that date with no change of control, he would have been vested only in 40% of that benefit amount, or $213,121. Mr. Black would have also been vested only in 40%, or $205,888, and Mr. Easley would not have been vested in any of his benefits under the plan. If termination without cause after a change of control had triggered early vesting, the additional benefits available as of December 31, 2008 for these officers would have been $319,682 for Mr. Anderson, $308,832 for Mr. Black, and $336,503 for Mr. Easley.

Death benefit
As of December 31, 2008, we provided a death benefit under the officers’ Salary Continuation Plan that is payable to each participant’s designated beneficiary or estate in the event the participant dies while actively employed by the Bank on a full-time basis. For each of the named executive officers participating in the Plan, the death benefit would have been the amount equal to the benefit available upon normal retirement, as defined in the officers’ participation agreement. The total death benefit payments that we would have owed had these officers died on December 31, 2008 are as follows:

Anderson	$213,121
Tyndall	$392,847
Black	$205,888
Easley	$—
We have also entered into split dollar life insurance agreements with the named executive officers who participate in the officers’ Salary Continuation Plan. Under each of these agreements, upon the officer’s death, we will pay the officer’s beneficiary two times his final base salary, or 100% of the net-at-risk insurance portion of the proceeds, whichever amount is less. The net-at-risk is the total proceeds less the cash surrender value of the policy. We amended these arrangements in 2008 to provide that these agreements will be discontinued when an officer terminates employment. If the officers had died on December 31, 2008, we estimate that we would have owed them the following amounts (each of which is equal to two times the officer’s 2008 salary).

Anderson	$450,000
Tyndall	$370,000
Black	$362,336
Easley	$370,000

Disability benefit
We also provide disability benefits under the officers’ Salary Continuation Plan. If a participant’s employment is terminated due to a disability, we would pay him a lump sum distribution for an amount equal to the vested percentage of the Accumulated Benefit Obligation, as defined by the plan, as of the date of his disability.
DIRECTOR COMPENSATION
In 2008, we paid each of our nonemployee directors the following compensation:
•	An annual retainer of $10,000;

•	A fee of $500 for each board meeting they attended, including Bank board meetings; and

•	A fee of $250 for each board committee meeting they attended ($400 for the committee chair), including Bank committee meetings.

•	Beginning in May 2008, the Chairman began receiving $42,000 annually, payable in monthly installments of $3,500. This amount is in lieu of the annual retainer and meeting fees paid to other nonemployee directors as noted above.

•	Beginning in May 2008, the Vice-Chairman began receiving a supplemental annual payment of $4,000 in addition to the annual retainer and meeting fees.
Directors who are also our employees do not receive any additional compensation for their service as directors, including for their service as directors of our subsidiaries.

The following table shows the total compensation we paid our nonemployee directors in 2008 for their service on the Company’s board and the Bank’s board. There were no independent directors serving on Granite Mortgage’s board during 2008; therefore, there were no director fees paid during the year to directors of Granite Mortgage.

Fees
Earned or
Paid in Cash
Name	in 2008
(a)	(b)

John N. Bray, Vice-Chairman	$29,350

Joseph D. Crocker	$23,000

Leila N. Erwin	$22,000

Paul M. Fleetwood, III	$26,650

Hugh R. Gaither	$23,200

James Y. Preston, Chairman (1)	$37,733

Boyd C. Wilson, Jr., CPA	$25,100

The only director compensation in 2008 was from fees earned or paid in cash.

(1)	Mr. Preston had 8,587 options outstanding and exercisable as of December 31, 2008, with expiration dates ranging from 2009 to 2012 and exercise prices ranging from $5.74 to $9.54. These options were granted to Mr. Preston when he was chairman of First Commerce Corporation, which we acquired in 2003.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The following directors served on the Compensation Committee during 2008: Hugh R. Gaither, Chairman, Joseph D. Crocker, Paul M. Fleetwood, III, and Leila N. Erwin. None of the members of the committee are officers or employees of the Company or the Bank, and there were no interlocks for 2008.
TRANSACTIONS WITH OFFICERS AND DIRECTORS
Our Board of Directors generally reviews related party transactions, although we have not historically had formalized policies and procedures regarding the approval of related party transactions, except in connection with banking transactions. We have had, and expect to have in the future, banking transactions in the ordinary course of our business with directors, officers, and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions available to borrowers not related to the lender; and these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features. Loans made to officers and directors are in compliance with federal banking regulations and therefore are exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002. Prior approval by a majority of the Board of Directors is required for extensions of credit to officers and directors if the credit, when aggregated with the amounts of all other extensions of credit to that person and to all related interests of that person, (i) exceeds the higher of $25,000 or 5% of the bank’s unimpaired capital and unimpaired surplus; or (ii) exceeds $500,000. In addition, the aggregate amount outstanding to an executive officer cannot exceed the higher of 2.5% of the Bank’s unimpaired capital and unimpaired surplus up to $100,000, excluding financing for first lien on residence or children’s education. Our practice has been to obtain prior Board of Directors’ approval for all extensions of credit to officers and directors. Officers and directors cannot vote, and cannot directly or indirectly influence the voting for their extensions of credit.

In September 2003, we entered into commercial leases with Salem Investors, LLC, a company in which the former chief executive officer of Granite Mortgage owns a substantial interest. The leases were entered into for the purpose of providing a community banking facility to the Bank and a mortgage banking facility to Granite Mortgage in Winston-Salem, North Carolina. The lease terms commenced on September 1, 2004, and each lease had an initial term of seven years. Based on a fairness opinion obtained from an independent third party expert, we believe that the leases were on terms comparable to similar properties in the area and that the leases were in the best interests of our community banking and mortgage banking operations. In 2008, the Bank obtained an independent appraisal of this facility and purchased it from Salem Investors, LLC for its appraised value of $3.8 million. During 2008, prior to the purchase, the Bank paid Salem Investors, LLC lease payments of $30,384, and Granite Mortgage paid lease payments of $74,277.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of ownership of our common stock and reports of changes in ownership. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the Section 16(a) reports furnished to us, all Section 16(a) filings required of our directors and executive officers for 2008 were made, to our knowledge and belief, in a timely manner, except for the following:
(1)	Samuel M. Black, Jerry A. Felts and Earl B. Searcy III, did not timely file their initial Form 3 upon appointment as executive officers of the Company. At the date of his Form 3 filing, Mr. Felts held no shares of our common stock; Mr. Black and Mr.Searcy did not have any transactions during 2008 requiring a Form 4 filing.

(2)	A Form 4 including one transaction was not timely filed by director, Joseph D. Crocker.

(3)	A Form 4 including three transactions was not timely filed by director, Leila N. Erwin.

(4)	A Form 4 including one transaction was not timely filed by executive officer, Jefferson C. Easley.
All of these reports have subsequently been filed.

RATIFICATION OF SELECTION OF ACCOUNTANTS
(Proposal 2)
The Audit Committee has selected the firm of Dixon Hughes PLLC as independent Certified Public Accountants to audit the consolidated financial statements of the Company for the year ending December 31, 2009. The firm is to report on the Company’s consolidated balance sheets, and related consolidated statements of income, comprehensive income, cash flows, and changes in stockholders’ equity, and to perform such other appropriate accounting services as may be required by the Board of Directors. It is expected that representatives of Dixon Hughes PLLC, who also served as the Company’s accounting firm for the 2008 audit, will be present at the Annual Meeting. They will be provided with an opportunity to make a statement if they desire to do so and to answer appropriate questions which may be raised at the meeting.
The following table summarizes the aggregate fees billed to the Company by Dixon Hughes PLLC for each of the past two years:

	2008	2007
Audit fees (a)	$425,197	$466,709
Audit-related fees (b)	15,000	18,668
Tax fees (c)	20,000	20,000

Total	$460,197	$505,377

(a)	Fees for audit services billed in 2008 and 2007 consisted of:
•	Audit of the Company’s annual financial statements.

•	Assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404.

•	Reviews of the Company’s quarterly financial statements.

•	Consents and other services related to SEC matters

•	Regulatory audits for Granite Mortgage in accordance with requirements of HUD and GNMA
(b)	Fees for audit-related services billed in 2008 and 2007 consisted of:
•	Employee benefit plans and statutory audits.
(c)	Fees for tax services billed in 2008 and 2007 consisted of:
•	Tax compliance services, which are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:
i.	Federal and state income tax return assistance

ii.	Review of quarterly estimated tax payments

iii.	Property tax return assistance
In considering the nature of the services provided by Dixon Hughes PLLC , the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Dixon Hughes PLLC and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the Public Company Accounting Oversight Board.
Pre-Approval
All of the services performed by Dixon Hughes PLLC in 2008 were pre-approved in accordance with the pre-approval policies and procedures adopted by the Audit Committee at its February 25, 2008 meeting. The policy describes the permitted audit, audit-related, and tax/other services that the independent auditor may perform and requires pre-approval for these services.
The Board of Directors unanimously recommends that the stockholders ratify the appointment of Dixon Hughes PLLC as the Company’s independent certified public accountants for the year ending December 31, 2009 by voting FOR Proposal 2. In the event that the stockholders do not ratify the appointment of Dixon Hughes PLLC, then the Audit Committee will reconsider the appointment.

PROPOSALS FOR 2010 ANNUAL MEETING OF STOCKHOLDERS
From time to time, individual stockholders may wish to submit proposals which they believe should be voted upon by our stockholders. The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in our annual proxy materials. No such proposals were submitted for the 2009 Annual Meeting. Stockholder proposals intended to be presented at the 2010 Annual Meeting of Stockholders must be received by the Secretary of the Company at our executive office, 23 North Main Street, P.O. Box 128, Granite Falls, North Carolina 28630 no later than November 27, 2009 (which is 120 days prior to the expected date of the 2010 Proxy Statement) in order to be eligible for inclusion in our Proxy Ballot and Proxy Statement for the 2010 Annual Meeting.
OTHER BUSINESS
Our management knows of no other business to be presented at the Annual Meeting. If other matters should properly come before the meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying Proxy in accordance with the judgment of the person or persons voting the same.
All stockholders are invited to attend our Annual Meeting of Stockholders on April 27, 2009 at 10:30 a.m., at the Crowne Plaza, 1385 Lenoir Rhyne Boulevard, S.E. (at Interstate 40, Exit #125), Hickory, North Carolina. At the meeting you may vote your shares in person. Even if you plan to attend, however, please sign and return your Proxy promptly. A Proxy may be revoked at any time before it is voted, and the giving of a Proxy will not affect the right of a stockholder to attend the meeting and vote in person.

By Order of the Board of Directors
Bank of Granite Corporation

/s/ Kirby A. Tyndall
Granite Falls, North Carolina	KIRBY A. TYNDALL
March 31, 2009	Secretary

***** SAMPLE BALLOT *****

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	BANK OF GRANITE CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors.
The undersigned hereby appoints R. Scott Anderson, John N. Bray, and James Y. Preston, or each of them, as Proxies, each with the power to appoint his or her substitute and hereby authorizes each of them to represent and to vote as designated below all the shares of Common Stock held on record by the undersigned on March 2, 2009, at the Annual Meeting of Stockholders to be held on April 27, 2009, or any adjournment thereof.

Please be sure to sign and date this proxy card in the spaces below.	Date

Stockholder sign above	Co-holder (if any) sign above

		With-	For All
	For	hold	Except
1. ELECTION OF DIRECTORS R. Scott Anderson John N. Bray Joseph D. Crocker Leila N. Erwin Paul M. Fleetwood, III Hugh R. Gaither James Y. Preston Boyd C. Wilson, Jr., CPA	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

	For	Against	Abstain
2. THE RATIFICATION OF THE ACCOUNTING FIRM DIXON HUGHES PLLC as the Corporation’s Independent Certified Public Accountants for the year ending December 31, 2009.	☐	☐	☐

3. In their discretion, the Proxies are authorized to vote upon other such business as may properly come before the meeting.
SHARES OF COMMON STOCK OF THE CORPORATION WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR PROPOSAL 1 TO ELECT THE BOARD OF DIRECTORS’ NOMINEES TO THE BOARD OF DIRECTORS, AND FOR PROPOSAL 2 TO RATIFY THE ACCOUNTING FIRM OF DIXON HUGHES PLLC AS THE CORPORATION’S AUDITORS AND OTHERWISE AT THE DISCRETION OF THE PROXY HOLDERS.

ÙÙÙDetach above card, sign, date and mail in postage paid envelope provided.ÙÙÙ
BANK OF GRANITE CORPORATION

The above signed hereby acknowledges receipt of the Notice of Annual Meeting of the Stockholders of the Corporation called for April 27, 2009, a Proxy Statement for the Annual Meeting and 2008 Annual Report on Form 10-K.
Please sign EXACTLY as your name(s) appear(s) on this proxy card. When shares are held jointly, each holder should sign. When signing in a representative capacity, please give title.
YOUR VOTE IS IMPORTANT TO US!
PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND
RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE

AVAILABLE ON-LINE AT:

http://www.cfpproxy.com/3843